                                                                     EXHIBIT 5.1


                   [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P.]



                                   May 5, 2000



EOG  Resources, Inc.
1200 Smith Street, Suite 300
Houston, Texas 77002


Gentlemen:

              We have acted as counsel for EOG Resources, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the proposed offer by the Company to exchange (the "Exchange Offer") Flexible Money Market Cumulative Preferred Stock, Series D (up to 500 shares) (the "Exchange Shares"), for outstanding Flexible Money Market Cumulative Preferred Stock, Series C (500 shares outstanding) (the "Outstanding Shares"). The Outstanding Shares were issued pursuant to the Certificate of Designations, Preferences and Rights of the Outstanding Shares and the Exchange Shares will be issued pursuant to the Certificate of Designations, Preferences and Rights of the Exchange Shares (collectively, the "Certificates").

              We have examined (i) the Restated Certificate of Incorporation and the Bylaws of the Company, each as amended to date, (ii) the Certificates, (iii) the Registration Statement, and (iv) such certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

              In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and (ii) the Exchange Shares will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

             Based upon the foregoing, subject to the qualifications hereinafter set forth, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Exchange Shares proposed to be issued pursuant to the Exchange Offer have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the 1933 Act and to compliance with any applicable state securities laws, when issued, delivered and exchanged in accordance with the Exchange Offer, will be validly issued, fully paid and non-assessable.

EOG Resources, Inc.
May 5, 2000
Page 2


              The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of Texas and the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and reported decisions concerning such laws and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

              This opinion is rendered solely for the benefit of the Company and is not to be used, circulated, copied, quoted or referred to without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.


                                       Very truly yours,



                                       Fulbright & Jaworski L.L.P.